Exhibit 99.1

Contact: Steve Pickman

913-367-1480

For Immediate Release

Ladd Seaberg Retires From MGP Ingredients, Inc. Board:

Karen Seaberg Appointed To Fill Vacancy; John Speirs

Named Board Chairman

ATCHISON, Kan., August 28, 2009—Ladd Seaberg has announced his retirement as a member and chairman of the Board of Directors of MGP Ingredients, Inc., (Nasdaq/MGPI) effective at the close of business yesterday.  However, he will remain available in a consulting capacity to the board and company management for a period of approximately two years.  Seaberg, 63, a director for 30 years and chairman since October 2006, said his decision to step down from board service was based on his desire “to focus additional time on other non-business-related activities and priorities” and was “partially influenced by health-related reasons.”

Seaberg’s wife, Karen, local business entrepreneur and community leader, was appointed by directors to fill his vacancy on the board and has been nominated to complete his current term, which expires in October 2011.  Directors also selected longtime business executive and consultant John Speirs, a member of MGPI’s board since 2004, to succeed Seaberg as board chairman.  Speirs becomes the fourth individual and first non-relative of the Cray family to hold this position.  The late Cloud L. Cray, Sr., who founded the company in 1941, served as the first chairman.  He was followed by his son, Cloud L. “Bud” Cray, and then Seaberg, Bud Cray’s son-in-law.

“As I exit the board, I do so with the utmost confidence in Karen’s and John’s abilities, as well as those of our other directors, to help lead this company forward during these extremely challenging times that our entire economy faces,” Seaberg said.  “With the support and dedication of the outstanding personnel we have throughout the organization, they and MGP Ingredients will succeed in carrying on the proud and progressive legacy that began here 68 years ago.”

Seaberg, who spent 37 years in active management with the company, served as president of MGPI from 1980 to 2006, as well as chief executive officer during the last 20 of those years.

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ADD 1—LADD SEABER RETIRES FROM MGPI BOARD

“I have been associated with MGP Ingredients throughout my entire professional career and have participated in numerous significant changes over the course of the company’s evolvement, including several major expansion projects, plant and technological upgrades, product diversifications and, more recently, an extensive internal restructuring process,” Seaberg noted.  “It certainly has been a very exciting and rewarding experience and I am deeply grateful to everyone for the hard work and support they have provided during my many years in leadership positions at the company.”

Karen Seaberg, who, like her husband and father, has a longstanding attachment to the company, said she is “deeply honored and grateful” to be chosen for membership on the board. “I look forward to my new responsibilities and the opportunity to serve this outstanding company in such a capacity,” she said.  “I have gained an in depth understanding of MGPI’s business operations, markets and strategic initiatives through the years and am enthusiastic about performing a key role as a director for the good of all who have a stake in our company’s future.”

In stepping into the chairman’s role, Speirs stated that “it gives us great pleasure to welcome Karen as the newest member of the board, where we know she will add tremendous insight and value to our decision-making functions and processes.”  He also expressed gratitude on behalf of fellow directors for “Ladd’s countless contributions to the company and his exemplary leadership and management style, both as an executive and in his capacity at the helm of the board.”  Speirs added that he feels “highly honored and privileged” to be selected by his board peers to succeed Seaberg as chairman.  “Having the board’s full confidence and support as I transition to the role of board chairman is an inspiring experience,” he said.  “I am eager to further demonstrate my deep commitment to this company through the opportunity to play a larger role in helping create greater value for our customers, stockholders and employees.”

Other current members of MGPI’s board include Cloud L. “Bud” Cray; Michael Braude, retired chairman of the Board of Trade of Kansas City, Mo., Inc.; John Byom, co-owner and chief executive officer of Classic Provisions, Inc., Plymouth, Minn.; J. Gary Gradinger, chairman and chief executive officer of Golden Star, Inc., Kansas City, Mo.; Linda Miller, marketing consultant and faculty member of the University of Kansas, Lawrence; Tim Newkirk, president and chief executive officer of MGP Ingredients; and Daryl Schaller, Ph.D., president of Schaller Consulting, Homosassa, Fla.

Ladd Seaberg Profile

Ladd Seaberg began his first term on the Board of Directors of MGP Ingredients, Inc. in 1979.  Prior to being named chairman of the board in 2006, he served for 26 years as president of the company and was also chief executive officer for 20 years.

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Seaberg joined MGP Ingredients in 1969 and rose from distillery production manager to vice president and manager of the company’s starch division in 1970. He was made vice president and plant manager in 1972, and served as general manager for one year prior to being named president in 1980.

Seaberg was a founding member of the International Wheat Gluten Association and is a past president of the association.  He also currently serves as president of the U.S. Wheat Gluten Industry Council. He is a member of the USDA Agricultural Technical Advisory Committee for grains, feeds and oilseeds, representing the U.S. grain community at World Trade Organization meetings; the American Institute of Chemical Engineers; the Water Pollution Control Federation; and the Technical Committee of the Distilled Spirits Council of the U.S.

In addition, Seaberg is a board member of Exchange National Bank and Trust Company, Atchison, and a former advisory director of Commerce Bank of Kansas City. He has served on the boards of the Kansas Chamber of Commerce and Industry, is a member of Kansas Inc., and served on numerous other state committees for former Governor Bill Graves. He also served as a board member of the former Atchison Leather Products Company. Seaberg was one of the original founders of the Atchison Area Economic Development Council and was its chair until the start of 2009. He is also a member and past chair of the Atchison Santa Fe Depot Board of Trustees; a member of the Board of Directors of the Amelia Earhart Birthplace Museum, Atchison, and the Board of Directors of the Atchison County Historical Society; a past member of the Young Presidents’ Organization; and past president and chairman of the board for the Kansas City Presidents’ Organization. He also is a former member and past chairman of the Atchison Area Chamber of Commerce Board of Directors; past president of Atchison Kiwanis; former general chairman and special gifts chairman of the Atchison Chapter of the American Cancer Society; past state vice president of the Kansas Jaycees; and a lifetime member of the USJCI Senate.

Seaberg was also a charter member of the original Amelia Earhart Bridge committee that initiated action leading to the current construction of a new bridge over the Missouri River in Atchison.  He additionally spearheaded the funding and purchase of land and a walking bridge at the Independence Creek Lewis and Clark Historical Site in Atchison.  In association with this project, he played an integral part in the funding and building of the Kanza Tribe native American Earth Lodge at the site.  In recognition of his exceptional leadership in business, industry and local community affairs, Seaberg was honored by the Atchison Area Chamber of Commerce last January by becoming only the seventh inductee into the chamber’s distinguished Hall of Fame.

A native of Beaumont, Texas, Seaberg earned a bachelor of science degree in chemical engineering from Texas Tech University in 1969.

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Karen Seaberg Profile

In joining MGPI’s Board of Directors, Karen Seaberg, a lifelong resident of Atchison, brings a wealth of organizational and leadership experience to her position.  Her professional business background includes over 20 years as an executive travel agent in association with the Travel Center of Atchison.  Along with her husband, Ladd, she is co-owner of a local Long John Silver’s franchise.  She also served five years on the managing executive committee of The RiverHouse Restaurant in Atchison, and currently is co-owner of The RiverHouse property.

Mrs. Seaberg is well-known for her involvement in civic activities.  She played a key role at the local, state and national levels in the development of the 2004 Lewis & Clark Bicentennial commemoration, including serving on the executive committee for “A Journey Fourth,” one of fifteen Lewis & Clark Bicentennial Signature events held nationally in 2004.  Mrs. Seaberg served as the Governor’s Chair of the Kansas Lewis & Clark Bicentennial and was a member of the Circle of State Advisors, national state coordinators for the Lewis & Clark Bicentennial, both from 2001 to 2004.  She served as chairperson of the Executive Committee for Atchison Lewis & Clark events from 2002 to 2006.  Mrs. Seaberg was a member of the National Lewis & Clark Trail Heritage Foundation Board from 2003 to 2007 and served as its president from 2007 to 2008.  She continues to serve on the Board’s Executive Committee.

Mrs. Seaberg also continues to perform a vital role in Atchison’s nationally-acclaimed Amelia Earhart Festival, which attracts an estimated 50,000 guests to the local community each year.  She served as a member of the Governor’s Committee for the Amelia Earhart Birthday Centennial in 1997.  She additionally was a principal organizer and events coordinator for the centennial festival in Atchison in 1997 and has served as festival chair since then.  Mrs. Seaberg was very active in Atchison’s major Riverfront/Downtown Development project, serving on the Design Committee from 1997 to 2000 and the Development Committee from 2000 to 2004.  She helped spearhead this group that developed and acquired funding for the $5.2 million award-winning enhancement project adjacent to the Missouri River.  She is a charter member of the Riverfront Development Foundation, which was organized in 2005.

From 1998 to 2004, Mrs. Seaberg served on the Atchison Area Chamber of Commerce Board of Directors.  She has continued as a member of the Chamber’s Tourism Council since 1991 and served as chairperson of the council from 1998 to 2001.  She additionally served on the Riverbend Regional Healthcare Board from 1990 to 2004 and on the Atchison Hospital Board of Directors from 1995 to 2001.  She presently serves on the Board of the Cray Medical Research Organization at the University of Kansas Medical Center, Kansas City, Kan., a position she has held since 1995. She was a member of the Atchison Sertoma Club from 2002 to 2004, and is a former president, secretary and charter member of the Theatre Atchison Board of Directors.

Mrs. Seaberg is a graduate of Texas Tech University, where she earned a bachelor of arts degree in literature in 1969.

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John Speirs Profile

John Speirs is chairman and co-founder of Stellus Consulting, a Minneapolis-based firm that specializes in developing business and branding strategies.  He was first elected to the Board of Directors of MGP Ingredients in October 2004 by holders of the company’s common stock.  He was re-elected to a new three-year term on the board in 2007.  Earlier this year, Speirs was appointed lead director by the board to actively assist company President and CEO Tim Newkirk in the execution of MGPI’s recently initiated business transformation strategy.  “John has been very instrumental in providing solid guidance in our efforts to reshape the company into one that is consistently profitable,” Newkirk said.  “His professional background and expertise in the development and implementation of strategic initiatives have proven to be highly valuable to our company as we embark on a more well-defined course for future value creation.”

Prior to co-founding Stellus Consulting in 2001, Speirs spent 30 years as a food and household products executive.  From 1998 to 2000, he served as executive vice president of marketing for Diageo PLC.  During that time, he developed and implemented a corporate approach to business strategy, innovation, branding and marketing effectiveness for Diageo and its operating units, including Pillsbury, United Distillers and Vintners, Guinness and Burger King.

Between 1989 and 1998, Speirs held a series of senior level positions at Pillsbury, the last being senior vice president of strategy and brand development.  In that capacity, he developed corporate strategy, including merger and acquisition activities that resulted in industry leading growth, and developed and led systems for the management of global brand equities.  Prior positions with Pillsbury included president of Pillsbury International and SVP Strategy (1992-94); president of Green Giant (1990-92), a division of Pillsbury, and senior vice president of marketing development (1989-90).  Before that, he served as an officer and in other management capacities with Lever Brothers for 14 years.  These positions included senior vice president of marketing (1985-1989), vice president of marketing-bar soaps and personal cleansing products (1981-85); brand manager for three major product lines (1979-81), and associate brand manager (1976-78).

Immediately after earning a bachelor of arts degree in political science at Hamilton College, Clinton, N.Y., in 1970, Speirs began his business career in advertising in New York City as an account executive with the William Esty Company.  From 1974 until joining Lever Brothers two years later, he was employed as an account executive for Benton and Bowles Advertising.  Speirs currently resides in Taos, N.M., where he is active in non-profit work and provides pro bono consultancy to local businesses.  He is a past chairman of the Taos Community Foundation.

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of natural grain-based ingredients and alcohol products for the branded packaged goods industry. The Company has facilities in Atchison, Kan., Pekin, Ill., and Onaga, Kan. that utilize the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

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